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                             ANNUAL INFORMATION FORM




                                 [TD Bank LOGO]






                            THE TORONTO-DOMINION BANK




                             Toronto-Dominion Centre

                            Toronto, Ontario, Canada

                                     M5K 1A2





                                February 26, 2002

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DISTRIBUTION NOTICE
-------------------

When this form is provided to security holders or other interested parties, it must be accompanied by copies of all the documents incorporated into it by reference.

Portions of the Annual Information Form ("AIF") are disclosed in the following documents and are incorporated by reference into the AIF:

(i) Annual Report to Shareholders for the year ended October 31, 2001 ("ANNUAL REPORT"); and

(ii) Management Proxy Circular dated as of January 28, 2002 ("PROXY CIRCULAR").

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                                                                                     PAGE REFERENCE
                                                             -------------------------------------------------------------
                                                                                       INCORPORATED BY REFERENCE FROM:
                                                               ANNUAL                  -------------------------------
                                                             INFORMATION                                            PROXY
                                                                FORM                ANNUAL REPORT                 CIRCULAR
                                                             -------------------------------------------------------------
CORPORATE STRUCTURE
   Name and Incorporation...................................      1
   Intercorporate Relationships.............................      1                 75-76

GENERAL DEVELOPMENT OF THE BUSINESS
   Three Year History.......................................      1                 4-14
   Significant Acquisitions and Significant Dispositions....      1

NARRATIVE DESCRIPTION OF THE BUSINESS
   Review of Business.......................................                        17-23
   Competition..............................................      1
   Reorganizations..........................................      1
   Number of Employees......................................                        80-81

SELECTED CONSOLIDATED FINANCIAL INFORMATION
   Consolidated Balance Sheet...............................                        42, 78-79
   Consolidated Statement of Income.........................                        32, 43, 78-79
   Consolidated Statement of Changes in Shareholders' Equity                        44, 80-81
   Consolidated Statement of Cash Flows.....................                        45
   Notes to Consolidated Financial Statements...............                        46-74
   Statistical Review.......................................                        78-81
   Quarterly Results........................................                        77
   Subordinated Notes and Debentures........................                        52-53, 78-79
   Preferred Shares.........................................                        54-55
   Dividend Record..........................................                        2, 55, 80-81
   Dividend Policy and Restrictions.........................                        54-56

MANAGEMENT'S DISCUSSION AND ANALYSIS........................                        17-40

MARKET FOR SECURITIES OF THE BANK...........................                        85

DIRECTORS AND OFFICERS
   Directors and Board Committees of the Bank...............                        82-83                         5-7
   Executive Officers of the Bank...........................                        84
   Shareholdings of Directors and Executive Officers........      2
   Additional Disclosure for Directors and Executive Officers     2

ADDITIONAL INFORMATION......................................      2
   Forward-Looking Statements...............................      3
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FINANCIAL DATA:

     Except as otherwise noted, all information is given at, or for the fiscal year ended, October 31, 2001. Amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions (Canada).

                                      (i)

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CORPORATE STRUCTURE

NAME AND INCORPORATION

     The Toronto-Dominion Bank, also referred to as "TD Bank" or "TD", and collectively with its subsidiaries referred to as "TD Bank Financial Group", a chartered bank subject to the provisions of the BANK ACT OF CANADA (the "BANK ACT"), was formed on February 1, 1955 through the amalgamation of The Bank of Toronto (chartered in 1855) and The Dominion Bank (chartered in 1869). TD's head office is located at Toronto-Dominion Centre, 55 King Street West, Toronto, Ontario, M5K 1A2.

INTERCORPORATE RELATIONSHIPS

     As of the date hereof, TD, either directly or through its subsidiaries, owns 100% of the non-voting securities of the principal subsidiaries listed on pages 75-76 of the Annual Report, except the non-voting securities of TD Mortgage Investment Corporation, TD Capital Trust and First Nations Bank of Canada and except certain securities of TD Capital Management L.P., TD Capital Canadian Private Equity Partners (Barbados) L.P. and TD European Funding Limited.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

     As at October 31, 2001, TD was the second largest Canadian bank in terms of market capitalization. From 1998 to 2001, TD's assets have grown on average 16.7% annually to a total of $287.8 billion at the end of fiscal 2001. TD Bank Financial Group offers a full range of financial products and services to approximately 13 million customers in Canada and around the world. TD Bank Financial Group is organized into four main businesses: TD Canada Trust, providing personal and commercial banking services in Canada; TD Securities, providing corporate and investment banking services in Canada, the U.S. and abroad; TD Waterhouse, providing brokerage services to self-directed investors in Canada, the U.S. and abroad; and TD Wealth Management, providing investment management services in Canada. For additional information on TD's businesses, see pages 7-14 of the Annual Report.

     In August, 1999, TD announced its intention of acquiring Canada Trust. Throughout fiscal 2000, integration of Canada Trust was a major focus for TD, with most head office functions, the self-directed brokerage and the mutual fund operations all merged during the year. In fourth quarter of 2001, TD completed the integration of virtually all elements of TD and Canada Trust, including the integration of branches under the TD Canada Trust banner and the consolidation of our telephone and web banking services.

NARRATIVE DESCRIPTION OF THE BUSINESS

COMPETITION

     TD is subject to intense competition in all aspects and areas of its business from banks and other domestic and foreign financial institutions and from non-financial institutions, including retail stores that maintain their own personal credit programs and governmental agencies that make available loans to certain borrowers. Competition has increased in recent years in many areas in which TD operates, in substantial part because other types of financial institutions and other entities have begun to engage in activities traditionally engaged in only by banks. Many of these competitors are not subject to regulation as extensive as that under the Bank Act and, thus, may have competitive advantages over TD in certain respects.

REORGANIZATIONS

     In November, 2001, TD announced the successful completion of its tender offer, through its wholly owned subsidiary, TD Waterhouse Holdings, Inc., for all of the approximately 12% of the outstanding shares of TD Waterhouse Group, Inc.'s common stock that TD and TD Waterhouse Holdings, Inc. did not already own.


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DIRECTORS AND OFFICERS

     The discussions under the headings "Board of Directors", "Committees of the Board" and "Senior Officers" appearing on pages 82-84 of the Annual Report are incorporated by reference into this AIF. Executive officers of TD are those officers performing a policy-making function and the senior officers listed under the heading "Senior Officers" in the Annual Report include, but are not limited to, the executive officers referred to herein.

SHAREHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

     As at October 31, 2001, the directors and executive officers of TD as a group beneficially owned, directly or indirectly, or exercised control or direction over, less than one percent of the outstanding common shares of TD.

ADDITIONAL DISCLOSURE FOR DIRECTORS AND EXECUTIVE OFFICERS

     To the best of our knowledge, having made due inquiry, TD confirms that:

     (i) in the last ten years, no director or executive officer of TD is or has been a director or executive officer of another issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order under Canadian securities legislation for a period of more than 30 consecutive days or (b) became bankrupt or made a bankruptcy related proposal or was subject to proceedings, arrangements or compromises with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except Mr. Pierre Lessard who is a director of CINAR Corporation the shares of which were suspended from trading on The Toronto Stock Exchange for more than 30 consecutive days and have been delisted on The Toronto Stock Exchange and the NASDAQ due to the inability of CINAR Corporation to meet continued listing requirements and Mr. Edward Rogers who was a director of Excite@Home Corporation which filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the fall of 2001;

     (ii) no director or executive officer of TD has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority. No director or executive officer has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision;

     (iii) no director or executive officer of TD nor any personal holding company controlled by such person has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer; and

     (iv) no director or officer has any direct or indirect material interest in respect of any matter that has materially affected or will materially affect TD or any of its subsidiaries.

ADDITIONAL INFORMATION

     TD will provide to any person or company upon request to the Executive Vice President, General Counsel and Secretary of TD at the head office of TD:
(a) when the securities of TD are in the course of distribution pursuant to a short form prospectus or a preliminary short form prospectus which has been filed in respect of a proposed distribution of its securities, (i) one copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form, (ii) one copy of the comparative financial statements of TD for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditors, and one copy of the most recent interim financial statements of TD, if any, filed for any period after the end of its most recently completed financial year,
(iii) one copy of the Proxy Circular of TD in respect


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of its most recent annual meeting of shareholders that involved the election of directors, and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or
(b) at any other time, one copy of any documents referred to in (a)(i),
(ii) and (iii) above, provided TD may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of TD.

     Additional information, including directors' and officers' remuneration and indebtedness, principal holders of TD's securities, options to purchase securities and interests of insiders in material transactions, is contained in the Proxy Circular. Additional financial information is provided in TD's comparative financial statements for its year ended October 31, 2001, as contained in the Annual Report.

FORWARDING-LOOKING STATEMENTS

     This AIF may contain or incorporate by reference forward-looking statements, including statements regarding the business and anticipated financial performance of TD. These statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause such differences include legislative or regulatory developments, competition, technological change, global capital market activity, changes in government monetary and economic policies, changes in prevailing interest rates, inflation levels and general economic conditions in geographic areas where
TD operates.

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